Exhibit 3.17

State of Delaware Secretary of State Division of Corporations Delivered 12:45 PM 09/20/2006 FILED 12:43 PM 09/20/2006 SRV 060866567—4222592 FILE

CERTIFICATE OF FORMATION

OF

EBS MASTER LLC

This Certificate of Formation of EBS Master LLC (the “Limited Liability Company”), dated September 20, 2006, is being duly executed and filed by Alexis Lamb, as an authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-201 et seq.) (the “DLCCA”).

The undersigned, being duly authorized to execute and file this Certificate of Formation, hereby certifies that:

FIRST: The name of the Limited Liability Company is EBS Master LLC.

SECOND: The address of the registered office and the name and the address of the registered agent of the Limited Liability Company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD: The Limited Liability Company reserves the right to amend its Certificate of Formation from time to time in accordance with the DLCCA.

FOURTH: The initial Limited Liability Company Agreement of the Company (the “LLC Agreement”) shall be adopted by its sole member. The LLC Agreement may contain any provisions for the regulation and management of the affairs of the Limited Liability Company not inconsistent with law or this Certificate of Formation.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first written above.

/s/ Alexis Lamb
Alexis Lamb Authorized Person